EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Dated:  October 28, 2002


               BRAZIL FAST FOOD CORP. ANNOUNCES MANAGEMENT CHANGES

          Peter van Voorst Vader steps down as Chief Operating Officer;
 to remain as CEO through end of 2002. Ricardo Bomeny named to replace Mr. Vader

RIO DE JANEIRO, BRAZIL, October 28 - Brazil Fast Food Corp. (OTCBB: BOBS) today announced that Peter van Voorst Vader had stepped down as chief operating officer of Venbo Comercio de Alimentos Ltda., the Company's wholly owned subsidiary. Venbo, which conducts business under the trade name "Bob's," owns and operates (both directly and through franchisees) the second largest chain of hamburger fast food restaurants in Brazil. Ricardo Bomeny was named as Mr. van Voorst Vader's successor.

Mr. Vader will continue as the Company's chief executive officer through the end of 2002 and will remain as a member of its Board of Directors.

In announcing this management change, a spokesperson for the Company stated that during the approximately 6-1/2 years that Mr. Vader had served as the Company's president and chief executive officer, he had clearly left his imprint upon the Company. The spokesperson noted that in 1996, when Mr. Vader assumed management of the chain, the Company had 79 points of sale. By way of comparison, the Company's present goal is to reach 300 stores by the end of 2002. Another manifestation of Mr. Vader's achievements during this time frame has been the transformation of "Bob's" from a local chain, heavily concentrated in Rio de Janeiro, into a national chain. "Bob's" restaurants are now present in almost all Brazilian states - from Porto Alegre to Manaus - and has three stores in Portugal, beginning the internationalization of the "Bob's" brand. Mr. Vader was also responsible for the implementation and execution of the Company's successful franchise program, with 224 points of sale currently operated by franchisees as contrasted with 20 such points of sale in 1996.

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
Contact:   Peter van Voorst Vader        APPROACH COMUNICAO/APPROACH NEGOCIOS
           (011) 55-21-2564-4219         (011) 55-21-3461-4616
           pvader@bobs.com.br            Marcia Bentes (marcia@approach.com.br)
                                         Andrea Copolilo (andreacopolilo@approach.com.br)
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     This press release may contain certain  forward-looking  statements,  which are subject to change.  Actual  results may differ from those  described  in any forward-looking statements.  Additional information concerning potential factors that could affect the Company's  financial results are included in the Company's
Form 10-K for the year ended December 31, 2001